Exhibit 99.27(d)(3)

                            LifePlan Options Rider



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                             LIFE PLAN OPTIONS RIDER


This rider is part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the policy.


DEFINITIONS

Option Review Period
--------------------
The 90-day period immediately preceding the 5th, 10th and 15th Policy Anniversaries.

Estate Term Life Rider
----------------------
As used in this rider form "Estate Term Life Rider" refers to either of the following riders: Estate Term Rider or the Survivorship Term Rider.


OPTION BENEFITS

Increased Coverage Determination without Medical Exam
-----------------------------------------------------
Policies that include both this rider and the Estate Term Life Rider are eligible during each Option Review Period, while both such riders are in effect, for an increase in their term insurance rider amount up to a maximum lifetime increase of $1,000,000, with underwriting and our agreement to such increase determined without the inconvenience of an additional medical exam. Our other ordinary underwriting rules will continue to apply and thus the increase in coverage is still subject to our normal underwriting approval.

Other conditions that apply to this option are as follows:
o The basic policy face amount must be at least $1,000,000 at original issue of the basic policy.
o Both insureds must be attained age 65 or younger on the last day of the Option Review Period.
o The risk classification of both insureds must be standard through Table D (200%) at original issue of the basic policy.
o Both insureds must be alive and meet our underwriting requirements at the time of your request for the increase in term rider face amount.
o The Estate Term Life Rider must either already be attached to the policy or then currently approved and available for sale in the state of applicable jurisdiction.
o There is a maximum lifetime increase of $1,000,000 per insured life.

Reduced Coverage without Surrender Charge
-----------------------------------------
During each Option Review Period you may request a decrease in the face amount of the policy without our assessment of the partial surrender charge that, under the terms of your basic policy, would otherwise apply. In such case the surrender charge remaining under the policy will continue to be calculated as if such decrease in face amount had not been made.

Other conditions that apply to this option are as follows:
o The basic policy face amount must be at least $1,000,000 at original issue of the basic policy.
o Total option reductions of the basic policy face amount may not exceed the lesser of 50% of the initial basic policy face amount or $5,000,000 in combined aggregate of all option reductions for all Our policies on either or both of the same insured(s).

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Exchange for Annuity without Surrender Charge
---------------------------------------------
During each Option Review Period beginning with the 90-day period preceding the 10th policy anniversary, you may request that the policy be surrendered as part of an exchange request to an eligible annuity offered by us. In such an exchange, we would not assess the surrender charge that would otherwise apply. In such case, the new annuity will reflect the usual surrender charges that would ordinarily apply for new business.

Other conditions that apply to this option are as follows:
o The basic policy face amount must be at least $1,000,000 at original issue of the basic policy.

Alternate Policy Split Option
-----------------------------
Owners of policies that include both this rider and the Policy Split Option Rider may during any Option Review Period request that the policy be split under this alternate variation with the following modification to the terms of such Policy Split Option Rider which otherwise shall fully apply. The total policy value and face amount of the basic policy may be split by any percentage up to 100% into one or two single-life policies offered by us on either or both of the basic policy's insureds. Up to a maximum lifetime amount of $1,000,000 of total resulting coverage on the insured, our underwriting and agreement to such split will be determined without the inconvenience of an additional medical exam(s). Our other ordinary underwriting rules will continue to apply and thus the requested split in coverage under this alternate variation is still subject to our underwriting approval.

Other conditions that apply to this option are as follows:

o The basic policy face amount must be at least $1,000,000 at original issue of the basic policy.
o Both insureds must be attained age 65 or younger on the last day of the Option Review Period.
o The risk classification of both insureds must be standard through Table D (200%) at original issue of the basic policy.
o Both insureds must be alive and meet our underwriting requirements at the time of your request for this option during the Option Review Period.
o There is a maximum lifetime amount of $1,000,000 per insured life.


TERMINATION OF THIS RIDER

This rider will terminate on the first of any of the following events to occur:

1. exercise of the Exchange for Annuity without Surrender Charge Option or the Alternate Policy Split Option;

2. the 15th policy anniversary;

3. termination of the basic policy.



                         PHL Variable Insurance Company

                             /s/ Robert W. Fiondella
                          -----------------------------
                                 Robert W. Fiondella

              Chairperson of the Board and Chief Executive Officer

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